Exhibit 99.1

PRESS RELEASE AIG 175 Water Street, New York, NY 10038 www.aig.com	Contacts: Sabra Purtill (Investors): sabra.purtill@aig.com Shelley Singh (Investors): shelley.singh@aig.com Claire Talcott (Media): claire.talcott@aig.com

AIG Announces Third Quarter 2020 Catastrophe Loss Estimates,

including COVID-19 Catastrophe-Related Loss Estimates; and

Results of the Life & Retirement and Legacy

Annual Actuarial Assumption Update

NEW YORK, October 26, 2020 -- American International Group, Inc. (NYSE: AIG) today announced its General Insurance catastrophe losses, including COVID-19 catastrophe-related losses, for the quarter ended September 30, 2020, as well as results of the Life & Retirement and Legacy annual actuarial assumption update.

Third quarter 2020 catastrophe loss estimates, net of reinsurance, in the company’s General Insurance segment totaled $790 million, before tax, which include $185 million of estimated catastrophe losses for claims related to COVID-19, principally in its travel, event cancellation, trade credit, property, agriculture and casualty books of business. Third quarter non-COVID-19 catastrophe losses of $605 million reflect windstorms and tropical storms in the Americas and Japan, as well as wildfires on the west coast.

Brian Duperreault, AIG’s Chief Executive Officer, said: “The third quarter experienced a high frequency of global catastrophe events with low to moderate severity, including the ongoing impact of COVID-19. These events have had a limited impact on AIG as a result of our underwriting discipline, reinsurance programs, revamped risk appetite and the strength of our balance sheet.”

AIG also announced the results of its annual actuarial assumption update for the Life & Retirement and Legacy segments. This year’s update included lower interest rate assumptions, including a decrease in the expected 10 year forward 10-year Treasury rate to approximately 2.8%, updates to mortality assumptions and revised policyholder behavior assumptions, particularly on lapses and deferred acquisition cost amortization.

As a result of this update, AIG recorded a third quarter 2020 charge of $7 million, after-tax ($9 million pre-tax), to net income attributable to AIG common shareholders, reflecting a charge of $22 million, pre-tax, in the Life & Retirement segment and a benefit of $13 million, pre-tax, in the Legacy segment. The $22 million charge is comprised of a charge of $120 million, pre-tax, included in adjusted pre-tax income (APTI), and a benefit of $98 million, pre-tax, reflected in net realized capital losses and deferred acquisition costs related to guaranteed minimum withdrawal benefits. The impact to APTI for the Legacy segment was a benefit of $13 million.

As previously announced, AIG will report third quarter financial results after the market closes on Thursday, November 5, 2020. AIG’s press release and financial supplement will be available in the Investors Section of AIG’s website at https://www.aig.com. AIG will host a conference call on Friday, November 6, 2020 at 9:00 a.m. ET to review its financial results. The live, listen-only webcast is open to the public and can be accessed in the Investors section of https://www.aig.com. A replay will be available after the call at the same location.

In separate press releases issued today, AIG announced leadership transitions for its executive team and Board of Directors and its intention to separate the Life & Retirement business from AIG.

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American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide a wide range of property casualty insurance, life insurance, retirement solutions, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

The catastrophe loss estimates in this press release involve the exercise of considerable judgment. Due to the complexity of factors contributing to the losses, there can be no assurance that AIG’s ultimate losses associated with these events will not differ from these estimates, perhaps materially.

Certain statements in this press release may include projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and AIG may make related oral forward-looking statements on or following the date hereof. These projections, goals, assumptions and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “focused on achieving,” “view,” “target,” “goal,” or “estimate”. It is possible that AIG’s actual results, developments, business decisions and financial condition will differ, possibly materially, from those indicated in these projections, goals, assumptions and statements. Factors that could cause AIG’s actual results, developments, business decisions and financial condition to differ, possibly materially, include economic conditions affecting the industries in which AIG’s businesses operate. AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.